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                                                                   EXHIBIT 10.21


                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") dated October 31, 1997 is made between GLOBALTEL RESOURCES, INC. (the "Company"), and JOHN COX ("Executive").
                                                       --------
By its terms, this agreement shall, on and after the IPO Date supersede all prior employment agreements between the parties hereto. In consideration of the mutual covenants and conditions set forth in this Agreement, the parties agree as follows:

     This Agreement shall become effective on the date the Company completes an initial public offering of its common stock that yields, to the Company, net proceeds in excess of Fifteen Million Dollars ($15,000,000) (the "IPO Date"). If the IPO Date has not occurred by March 31, 1998, for any reason whatsoever (including but not limited to a decision by the Company not to offer its common stock for sale in a public offering), this Agreement shall be null and void, without the need for further action by either party. If the IPO Date occurs prior to March 31, 1998, the Company shall employ Executive on the following terms and conditions.

1                                - ENGAGEMENT

 .1   Term
     ----

The Term of employment pursuant to this Agreement will extend from the IPO Date for a period of one (1) year, unless earlier terminated as hereinafter provided.

 .2   Title and Location
     ------------------

Executive will as a VICE PRESIDENT, NETWORK SERVICES of the Company and shall
                    --------------------------------
perform all functions customarily assigned to such a position. Absent Executive's concurrence, Executive's primary place of employment shall be Seattle, Washington.

2                               - COMPENSATION

 .1   Salary
     ------

Executive will receive an annual Base Salary of $150,000.00 per annum.
                                                -----------

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 .2   Bonus
     -----

Executive will be entitled to receive during the term of this Agreement incentive or bonus payments of up to one times annual salary pursuant to any plans or agreements approved by the Company's Compensation Committee of the Board and the Board of Directors, and payable by their express terms and conditions to Executive.

 .3   Benefits
     --------

During the term of this Agreement, the Company shall provide Executive with health, life, disability and other appropriate insurance, vacation, sick leave and other benefits as are generally provided to other management-level employees holding similar positions with the Company. Executive will have at least four weeks of paid vacation per year.

 .4   Stock Options
     -------------

On the IPO Date, the Company shall issue to Executive stock options, pursuant to its 1996 Stock Option Plan (the "Plan"), exercisable at a price per share equal to the per share price at which common stock is sold in the public offering completed on the IPO Date. The number of shares for which options are issued shall be equivalent to the number of shares that Executive would have held on the IPO Date had he held 200,000 shares on the date of this Agreement, giving
                         -------
effect to all recapitalizations, stock splits and other adjustments to the Company's capital structure that may occur between the date of this Agreement and the IPO Date. The options shall, to the extent permitted by the Plan, be Incentive Stock Option and shall otherwise be Non-Qualified Stock Options. Said options shall be governed by the terms and conditions of the Plan and, in addition, said options shall vest over three years based upon performance criteria as established by the Compensation Committee of the Board of Directors of the Company. The foregoing additional vesting requirements shall be deemed fully satisfied if, prior to the third (3rd) calendar anniversary of the IPO Date, there is a Change of Control Event. As used herein, a "Change of Control Event" is a sale or merger of the Company to or with a non-affiliate or a change in the identity of the majority of the Board of Directors other than through normal transition. All options not exercised prior to the tenth (10th) calendar anniversary of the IPO Date, whether or not vested, shall expire.

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3                               - NEGATIVE COVENANTS

 .1   Non-Competition
     ---------------

Without the written consent of the Company, Executive will not, during the term of employment under this Agreement and for six (6) months following the termination of employment under this Agreement, work directly or indirectly (as an employee, consultant, advisor or owner, except as a holder of less than 5% of a public company) for any business or activity which is in a business substantially similar to that of the Company, anywhere in the Company's marketplace. For purposes of this covenant, a business activity is substantially similar to the business of the Company if it involves a product or service that the Company was developing, manufacturing, marketing or distributing, or otherwise commercially exploiting during the Executive's employment with the Company.

 .2   Nondisclosure
     -------------

Executive acknowledges that in the course of carrying out his responsibilities to the Company under this Agreement he will have access to and be entrusted with confidential information relating to the patents, copyrights, trademarks, trade secrets, technology, business and finances of the Company. All of this information, except information that is in the public domain through no fault of Executive, is collectively referred to as "Confidential Information." Executive shall keep in confidence and trust all Confidential Information. Without the Company's prior written consent, Executive shall not use or disclose any Confidential Information, during or after his employment with the Company, except as required in the ordinary course of his duties for the Company.

 .3   Relief for Breach
     -----------------

Executive agrees that damages for breach of the covenants contained in sections
3.1 and 3.2 would be difficult to determine and therefore agrees that these provisions may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any further remedies to which the Company may be entitled.

 .4   Reasonableness
     --------------

Executive agrees that the provisions of sections 3.1, 3.2 and 3.3 are reasonable. However, if any court of competent jurisdiction

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determines that any provision within these sections is unreasonable in any respect, the parties intend that the provisions of these sections should be enforced to the fullest extent allowed by such court.

 .5   Survival of Covenants
     ---------------------

The provisions of this Article shall survive the termination of employment under this Agreement.

4                                  - DUTIES

 .1   Duties
     ------

Executive agrees that during the term of this Agreement he/she will diligently perform all duties assigned to him/her by the Company which are reasonably commensurate with the positions held by Executive pursuant to 1.2 above, and will devote all of his/her efforts to those duties on a full-time basis and to the best of his/her skill and ability. It is understood that Executive may have other investment activities and sit on, subject to the limitations in Section 3 above, boards of directors of other companies.

5                                - TERMINATION

 .1   Termination Prior to the End of Term
     ------------------------------------

     (a) The Company may terminate this Agreement on written notice of not less than six (6) months, except as otherwise provided in sections 5.1(b), 5.1(c) and
5.2. Executive may terminate employment under this Agreement on written notice of not less than three (3) months.

     (b) The Company may, at its option, terminate employment under this Agreement at any time without notice in the event that Executive commits a felony for which Executive is found guilty by a court of competent jurisdiction or commits any intentional damage to or misappropriation of the property or business of the Company. Any such termination shall be considered a termination for cause. In the event of a termination for cause, Executive shall be paid all compensation and benefits earned through the date of termination, but shall not be entitled to receive any further compensation or benefits other than payments already due as of that date.

     (c) This Agreement shall terminate in the event that Executive dies, or is unable to perform his/her duties as a

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result  of a physical or mental disability at any time during the term of this
Agreement. In the event of termination under this subsection, Executive or his/her estate shall be paid all compensation and benefits earned through the date of such termination, but shall not be entitled to receive any compensation or benefits other than payments already due as of that date. For purposes of this Agreement, Executive will be considered unable to perform his/her duties as a result of a physical or mental disability if that disability exists, or is reasonably expected to exist, for more than ninety (90) days in any twelve (12) consecutive calendar months.

 .2   Severance Pay
     -------------

If the Company gives notice under section 5.1(a), then at the Company's option:

     (a) The Company shall honor Executive's employment contract to the stated end of the employment term and thereafter pay Executive severance pay equal to Executive's then-current monthly Base Salary multiplied by six (6); or

     (b) the Company may terminate Executive's employment prior to the end of the notice period, in exchange for severance pay equal to Executive's then -current monthly salary multiplied by (i) the number of months remaining in the notice period plus (ii) six (6).

     Executive agrees to accept this amount as full compensation for the termination. Severance pay under this section will be paid in payments made according to the Company's regular payroll practices over the remainder of the notice period and the six-month severance period. Executives options and all other benefits shall be accrue until the date of termination and in the case of stock options shall be vested on a prorated basis up to and including the date of termination.

 .3   Payment on Resignation
     ----------------------

If Executive gives notice under Section 5.1(a), the Company may, at its option, elect to terminate Executive's employment prior to the end of the notice period. Regardless of whether the Company elects to have Executive continue to work through the notice period provided in Section 5.1(a), or elects to terminate Executive's employment prior to the end of that notice period, Executive shall be paid all compensation and benefits earned through his/her last day of work, but shall not be entitled to receive any further compensation or benefits other than payments already due as of that date.

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 .4   Return of Property
     ------------------

Upon termination, Executive will deliver to the Company, in a reasonable state of repair, all property, both real and personal, including documents and copies thereof, and including computer software and files, produced, owned, or leased by the Company and used by or in the possession of Executive while employed by the Company. Except, if the Executive possesses, the Executive shall be permitted to keep the company owned home computer, printer, and fax machine in his home and the company owned cellular phone.

6                              - GENERAL

 .1   Assignment
     ----------

Executive may not assign any right, benefit or interest in this Agreement without the written consent of the Company, and any purported assignment without such consent will be void. This agreement shall be binding upon the Company, its successors and assigns.

 .2   Severability
     ------------

If any provision of this Agreement is unenforceable or invalid for any reason, it will be severable from the remainder of this Agreement. The Agreement will then be construed as though such provision was not contained herein, and the remainder of the Agreement will continue in full force and effect.

 .3   Waiver and Consent
     ------------------

No consent or waiver, express or implied, by either party to or of any breach or default by the other party of any or all of its obligations under this Agreement will be valid unless it is in writing and stated to be a consent or waiver pursuant to this section.

 .4   Binding Effect
     --------------

This Agreement will inure to the benefit of and be binding upon the respective legal representatives and successors.

 .5   Counterparts
     ------------

This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other

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writing had signed the same document. All counterparts will be construed together and will constitute one instrument.

 .6   Headings
     --------

The section headings in this Agreement are for reference and shall not by themselves determine the construction or interpretation of the Agreement.

 .7   Arbitration
     -----------

All disputes between the parties relating to this Agreement shall be submitted to binding arbitration before JAMS/Endispute in Seattle, Washington. Either party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. The arbiter shall determine the extent of discovery allowable. Except as otherwise provided in this Agreement, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The award of the arbiter shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. In any such arbitration, the prevailing party shall receive their reasonable attorneys fees and costs of arbitration. Nothing contained in this section shall prevent the Company from exercising its rights as provided in Article 3.

 .8   Entire Agreement
     ----------------

This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements or understandings between the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above-written.


GLOBALTEL RESOURCES, INC.                         EXECUTIVE:

By: /s/ Ronald P. Erickson                        /s/ John E. Cox
   ------------------------                       ----------------------

Title: Chairman & CEO                             Name: John E. Cox
      ---------------------                            -----------------
                                                          John Cox

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